Zanett Receives Notice From NASDAQ; Board Approves Reverse Stock Split and Stock Repurchase Plan, Harkins named new President and CFO

NEW YORK, March 24, 2008 - Zanett, Inc. (the "Company") announced today that it received a Nasdaq Staff Determination Letter on March 19, 2008 indicating that the Company had not regained compliance with the $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4) during the 180 calendar days ended March 17th 2008 and that its securities are, therefore, subject to delisting from The Nasdaq Capital Market. Furthermore, because of the closing bid-side level of the stock price on March 17th 2008, the Company is not eligible for an additional 180 calendar day compliance period. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company's request for continued listing.

Company to Appeal

The NASDAQ staff has determined that the Company's common stock is subject to delisting from the NASDAQ Capital Market. The Company is entitled to an appeal hearing before a NASDAQ Listing Qualification Panel (the "Panel"). On March 24, the Company sent a letter requesting an appeal hearing to the Panel. The hearing will stay the delisting action pending the issuance of a final decision by the Panel. The Company expects that trading in its common stock will not be suspended before the Listings Qualification Panel has rendered its decision. There can be no assurance that the Panel will grant the Company's request for continued listing.

The continued listing requirements can be found by clicking the following link:
http://www.complinet.com/nasdaq/display/display.html?rbid=1705&element_id=101
0

Board Approves 4 for 1 Reverse Stock Split and Stock Repurchase Program

To enable the Company's common stock to regain compliance with the $1 minimum bid price requirement and remain listed on the NASDAQ Capital Market, on March 21st 2008, the Company's board of directors authorized a four for one reverse stock split of the Company's common stock. The reverse stock split must be approved by a majority of the Company's shareholders. The Company will seek such shareholder approval at the Company's 2008 annual meeting of shareholders, which is expected to be held on or about May 30th 2008.

The Company's board of directors also approved a stock repurchase plan to buy back up to 4 million shares of the Company's common stock. It is expected that the plan will begin no sooner than one business day following the filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and end on December 31, 2009.
Dennis Harkins named President and Chief Financial Officer
On March 21, 2008, the Company's Board of Directors named Dennis Harkins as the Company's new President and Chief Financial Officer. Jack Rapport retired as President of Zanett on March 18, 2008 in conjunction with the sale of Paragon Dynamics, Inc., the Company's government solutions subsidiary which he oversaw for the last five years.
Mr. Harkins has served as Chief Financial Officer of Zanett, Inc. since June 2006. Previous to Zanett, Mr. Harkins was Director of Sales and Planning for almost ten years at MSC Industrial Supply, a $1.3 billion direct marketing firm dealing with various industrial products in the United States; in this position he was responsible for the budget and forecast for over 100 branches with operating expenses of over $250 million. Earlier in his tenure he was the Director of IT Business Development where he managed over 80 IT professionals with a budget of over $20 million. He started at MSC in 1996 as the Director of Accounting where he oversaw the accounting, accounts payable and accounts receivable areas. Prior to MSC, Mr. Harkins was the Controller for Arbor Property Trust and Real Estate Investment Trust with headquarters in Conshohocken, Pennsylvania.
"Dennis has been a tremendous asset to the Company since his arrival in 2006," said Claudio Guazzoni, Chief Executive Officer. "I am confident that Dennis will continue to help the Company grow and prosper in his new role." About Zanett
Zanett is a leading business process outsourcing (BPO), IT enabled services
(ITES), and information technology (IT) consulting firm serving Fortune 500 corporations and mid-market companies.
Zanett provides BPO, ITES, IT and Management Consulting Services, as well as delivers custom business solutions that integrate and implement Oracle's full suite of product offerings - Oracle, JD Edwards, PeopleSoft, Seibel, together with associated Oracle Fusion technologies. A wide range of industry-focused delivery expertise is provided to clients, including Managed Services, Enterprise Applications, Business Intelligence, SOA, and Middleware Technologies. Zanett also provides full infrastructure and application hosting, utilizing local and international resources, remote and onsite DBA support, all on a 24x7 basis.
Zanett currently employs over 198 people nationwide, is headquartered in New York City, and operates out of 8 offices (Atlanta, Boston, Cincinnati, Indianapolis, Jacksonville, New York City and the Philippines). Founded in 2000, Zanett is listed on the NASDAQ Capital Market under the symbol ZANE. For more information, please visit http://www.zanett.com
Disclaimer And Forward-Looking Statements
(Please Read The Following 2 Paragraphs Carefully)
Certain statements in this news release regarding projected results of operations or, projected results of financial plans or future strategies and initiatives, including, but not limited to, Zanett's plans to comply with NASDAQ listing requirements, projections of revenue, projections of profitability, any and all future expectation, and plans for other future activities may and should be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett currently is considering, but in reality may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors. Circumstances do change, and if and when the landscape changes, Zanett shall endeavor to remain as flexible as possible, and adjust its strategy accordingly. Zanett undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The abovementioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect Zanett, see Zanett's filing with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007.